CNL Strategic Capital, LLC S-1/A

Exhibit 23.4

Consent of Alvarez & Marsal Valuation Services, LLC

We hereby consent to the reference to our name (as it relates to a fairness opinion we delivered to CNL Strategic Capital, LLC (the “Company”) in connection with the Company’s acquisition of its two initial businesses) under the headings “Prospectus Summary,” “Risk Factors” and “Conflicts of Interest and Certain Relationships and Related Party Transactions” in the Company’s Pre-Effective Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-222986) and in the prospectus included therein (collectively, the “Registration Statement”).

ALVAREZ & MARSAL VALUATION SERVICES, LLC

/s/ Kimberly M. Russell
Name: Kimberly M. Russell
Title: Managing Director

Date: February 27, 2018